Exhibit 99.7

FORM OF BENEFICIAL OWNER LETTER FOR TRANSFER OR SALE OF RIGHTS

March  , 2024

INNOVATE Corp.

295 Madison Avenue, 12th Floor

New York, New York 10017

MSena@innovatecorp.com

Attn: Michael Sena

Re:	Transfer or Sale of Rights

Dear Mr. Sena:

This letter is being submitted to INNOVATE Corp., a Delaware corporation (the “Company”), in connection with the Company’s rights offering (the “Rights Offering”) of shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of its Common Stock, shares of its preferred stock, and holders of certain convertible notes that are entitled to participate in dividend distributions to holders of Common Stock as of 5:00 p.m., New York City time, on March 6, 2024 (the “Record Date”). The Rights are described in the Company’s Base Prospectus, dated October 6, 2023, and Prospectus Supplement, dated March 8, 2024.

In connection with the Rights Offering, the beneficial owner set forth on Annex A hereto (the “Beneficial Owner”) has transferred or sold the amount of Rights specified on Annex A hereto. Accordingly, the Beneficial Owner requests that the Company record such transfer or sale in its books and records.

The Beneficial Owner hereby certifies that: (i) it was the beneficial owner of the amount of Rights (prior to the transfer or sale) listed on Annex A hereto; (ii) it has sold or transferred the amount of Rights listed on Annex A hereto to the transferee or transferees listed on Annex A hereto (collectively, the “Transferee”); and (iii) this letter has been duly authorized, executed and delivered by the Beneficial Owner or on its behalf.

The Beneficial Owner hereby acknowledges that: (i) it understands that if the Rights Offering is terminated or canceled for any reason, the Rights will expire and will no longer be exercisable or transferable, and will not have any value; (ii) the Company is relying on the certifications and information provided by the Beneficial Owner herein, and the Company has no responsibility to verify the accuracy or completeness of any such information; and (iii) the Beneficial Owner and the Transferee bear all risk of loss associated with the transfer or sale of the Rights, even if the Rights Offering is terminated or canceled.

This letter shall be construed in accordance with, and governed by, the laws of the State of New York without regard to conflicts of law principles thereof that would result in the application of the laws of another jurisdiction.

Sincerely,

By:
Name:
Title:

[Signature Page to Beneficial Owner Letter]

Annex A

Name and Address of Beneficial Owner	Name and Address of Transferee	Amount of Rights Held by Beneficial Owner (Prior to the Transfer or Sale)	Amount of Rights Transferred or Sold